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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                SCHEDULE 13D / A

                                 AMENDMENT NO.1

                        Under the Securities Act of 1934

                               MAZEL STORES, INC.

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                                (Name of Issuer)

                         Common Stock, Without Par Value

                         (Title of Class of Securities)

                                   578792 103
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                                 (CUSIP Number)

                                WILLIAM A. SHENK

                                1728 OCEAN FRONT

                            DEL MAR, CALIFORNIA 92014

                                 (619) 481-2149
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            (Name, Address and Telephone Number of Person Authorized

                     to Receive Notices and Communications)

                                FEBRUARY 4, 1997

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             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-l(b)(3) or (4), check the following box / /.


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                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:      February 6, 1997         /s/ William A. Shenk
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                                    William A. Shenk